EXHIBIT 10.1
CRAFT BREWERS ALLIANCE, INC.
SUMMARY SHEET
OF
DIRECTOR COMPENSATION AND EXECUTIVE CASH COMPENSATION
(JULY 8, 2008)
DIRECTOR COMPENSATION
Non-employee directors of the Company are currently entitled to receive both stock-based and cash compensation for their service on the board of directors:
Stock-based Compensation:
•	Each non-employee director, other than A-B designated directors, is entitled to receive a grant of common stock of the Company valued at $20,000 upon their election to the board of directors at the Annual Meeting of Shareholders.
Cash Compensation (to be paid quarterly):
•	Each non-employee director is entitled to receive annual board fees of $20,000.

•	The Chair of the Audit Committee is entitled to receive additional annual compensation of $15,000, and the Chairs of each of the Nominating and Governance, Compensation and Strategy and Integration Committees are entitled to receive additional annual compensation of $10,000.

•	Non-chair members of the Audit Committee are entitled to receive an additional annual payment of $4,000.

•	Non-chair members of the Nominating and Governance, Compensation and Strategy and Integration Committees are entitled to receive an additional annual payment of $2,000.
EXECUTIVE OFFICER COMPENSATION
The current 2008 base salaries for the Company’s executive officers are:

Terry Michaelson
Co-Chief Executive Officer	$215,000

David J. Mickelson
Co-Chief Executive Officer	$215,000

Jay T. Caldwell
Chief Financial Officer and Treasurer	$180,000

Mark Moreland
Chief Accounting Officer(1)	$200,000

Timothy McFall
Vice President of Marketing	$170,000

Sebastian Pastore
Vice President of Brewing Operations and Technology	$170,000

Martin Wall
Vice President of Sales	$162,000

(1)	Mr. Moreland is expected to transition into the position of Chief Financial Officer and Treasurer of the Company during the third quarter of 2008.

Executive officers are eligible to receive an annual incentive payment that will be paid upon achieving certain targets set by the Board of Directors upon the recommendation of the Compensation Committee. Executive officers may also receive an annual bonus payment at the discretion of the Board. The maximum discretionary and non-discretionary incentive payments available to these officers for 2008 is as follows:

Terry Michaelson
Co-Chief Executive Officer	$86,000

David J. Mickelson
Co-Chief Executive Officer	$86,000

Jay T. Caldwell
Chief Financial Officer and Treasurer	$36,000

Mark Moreland
Chief Accounting Officer	$60,000	(1)

Sebastian Pastore
Vice President of Brewing Operations and Technology	$34,000	(1)

Timothy McFall
Vice President of Marketing	$35,000	(2)

Martin Wall
Vice President of Sales	$40,000	(2)

(1)	Bonus amount to be reduced by the total amount, if any, that was (a) paid to the executive as a bonus prior to the effective date of the merger of the Company with Widmer Brothers Brewing Company (“Widmer”) or (b) approved for payment to the executive as a bonus for 2008 by the Widmer Compensation Committee.

(2)	Bonus amount to be reduced by the total amount, if any, that was (a) paid to the executive as a bonus prior to the effective date of the merger of the Company with Craft Brands Alliance, LLC (“CBA”) or (b) approved for payment to the executive as a bonus for 2008 by the CBA Compensation Committee.
Additionally, the Company has agreed to pay to Mr. Michaelson, Mr. McFall and Mr. Wall an amount equal to the Long Term Bonus earned through December 31, 2007 under their prior employment agreements with Craft Brands Alliance, LLC, as follows:

Terry Michaelson:	2009 Aggregate Payment: $39,515
2010 Aggregate Payment: $35,777
2011 Aggregate Payment: $16,013

Timothy McFall:	2009 Aggregate Payment: $19,757
2010 Aggregate Payment: $17,888
2011 Aggregate Payment: $8,007

Martin Wall:	2009 Aggregate Payment: $19,757
2010 Aggregate Payment: $17,888
2011 Aggregate Payment: $8,007